Exhibit 5.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 11, 2021 with respect to the consolidated financial statements of StarBlue Inc. for the years ended December 31, 2020 and 2019 included in the Business Acquisition Report of Sangoma Technologies Corporation dated June 14, 2021 and our report dated February 26, 2021 with respect to the consolidated financial statements of StarBlue Inc. for the years ended December 31, 2019, 2018 and 2017 included in the Management Information Circular of Sangoma Technologies Corporation dated February 26, 2021, which are incorporated by reference in this Amendment No. 1 to the Registration Statement on Form F-10. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Auditors.”

/s/ Grant Thornton LLP

Tampa, Florida

December 15, 2021